Exhibit 10.2

SECOND AMENDED AND RESTATED TRANSPORTATION SERVICES AGREEMENT

This SECOND AMENDED AND RESTATED TRANSPORTATION SERVICES AGREEMENT (this “Agreement”), effective as of March 1, 2023 (the “Effective Date”), is entered into by and between UNEV PIPELINE, LLC, a Delaware limited liability company (“UNEV”) and HF SINCLAIR REFINING & MARKETING LLC, a Delaware limited liability company (f/k/a HollyFrontier Refining & Marketing LLC) (“Shipper”). UNEV and Shipper are sometimes individually referred to herein as a “Party” and collectively referred to as “Parties.”

RECITALS:

WHEREAS, UNEV is the owner of a refined petroleum products pipeline (the “Pipeline”) that extends from the Salt Lake City Connection Point, as defined below, to a terminal near Cedar City, Utah (the “Cedar City Terminal”) and a terminal near Las Vegas, Nevada (the “Las Vegas Terminal”);

WHEREAS, UNEV and Shipper entered into that certain Amended and Restated Transportation Services Agreement dated as of January 1, 2012 (the “TSA”) pursuant to which Shipper committed to transport a volume of Refined Petroleum Products on the Pipeline over a 10 year term on an incentive tariff rate basis, subject to and upon the terms and conditions of the TSA;

WHEREAS, UNEV and Sinclair Oil LLC, a Delaware limited liability company (f/k/a Sinclair Oil Corporation) (“Sinclair”) and an Affiliated Entity of Shipper, entered into that certain Amended and Restated Transportation Services Agreement dated as of January 1, 2012 (the “Sinclair TSA”); and contemporaneously with entering into this Agreement, UNEV and Sinclair terminated the Sinclair TSA; and

WHEREAS, UNEV and Shipper desire now to further amend and restate the TSA in its entirety, subject to and upon the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby amend and restate the TSA in its entirety and agree as follows:

1.	Definitions.

For the purposes of this Agreement the following terms shall have the meanings ascribed to them below:

“$” means U.S. dollars.

“Actual Shipments” means volumes of Refined Petroleum Products that originate and are physically tendered at the Salt Lake City Connection Point for transportation on the Pipeline and delivery to the Cedar City Terminal or the Las Vegas Terminal.

“Affiliated Entity” means, with respect to any Party, any other Person directly or indirectly controlling, controlled by, or under common control with such Party. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person whether through the ownership of voting securities or by contract or otherwise.

“Applicable Law” means all laws, statutes, directives, codes, ordinances, rules, regulations, municipal by-laws, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, rulings or awards, consent orders, consent decrees and policies of any Governmental Authority.

“Available Capacity” means Capacity usable for transportation of Refined Petroleum Products during the relevant time frame.

“bbl” means barrels.

“bpd” means barrels per day.

“Calendar Quarter” means each three-month period during a Year beginning on January 1, April 1, July 1 and October 1 of such Year; provided, that for the partial Calendar Quarter from the Commencement Date to April 1, 2023 or any partial Calendar Quarter resulting from the termination of this Agreement in accordance with its terms other than on a March 31, June 30, September 30 or December 31, the Minimum Volume Commitment for such partial Calendar Quarter shall be prorated based upon the number of days actually in such partial Calendar Quarter.

“Capacity” means the annual average capacity of the Pipeline, as determined by UNEV from time to time, which initially will be 62,000 bpd, and which is expandable for the purposes of this Agreement to 118,000 bpd.

“Excess Barrels” means volumes of Refined Petroleum Products shipped during a Calendar Quarter in excess of the Quarterly Minimum Volume Commitment.

“FERC” means the U.S. Federal Energy Regulatory Commission.

“Force Majeure” means (1) compliance with acts, orders, regulations, or requests of any Governmental Authority or any person purporting to act therefor; (2) insurrections, wars, rebellion, riots, strikes, or labor difficulties; (3) action of the elements not reasonably preventable or accidental disruption; (4) breakdown of production or transportation facilities that is not reasonably preventable; and (5) any other cause, whether or not of the same class or kind, reasonably beyond the control of a Party. It is understood and agreed that the settlement of strikes or differences with workers shall be entirely within the discretion of the Party affected by the Force Majeure event.

“Governmental Authority” means any government, any governmental, administrative or regulatory entity, authority, commission, board, agency, instrumentality, bureau or political subdivision and any court, tribunal or judicial or arbitral body (whether U.S. or foreign, and whether national, federal, state, provincial or local or, in the case of an arbitral body, whether governmental, public or private).

“Intrastate Rate Notice” means the UNEV rate tariff of the Pipeline Tariffs which is not designated as a “Public Tariff,” as such rate tariff may be adjusted, amended, or supplemented by UNEV from time to time.

“Minimum Volume Commitment” means the minimum average daily volume commitment set forth in Attachment A attached hereto from the Commencement Date to the end of the Term.

“Person” means an individual, partnership, limited liability company, corporation, trust, estate, unincorporated association, nominee, joint venture, or other entity.

“Public Tariff” means the UNEV rate tariffs of the Pipeline Tariffs, on file and in effect with the FERC, as such rate tariff may be adjusted, amended, or supplemented by UNEV from time to time.

“Quarterly Minimum Volume Commitment” means, with respect to any Calendar Quarter during the Term, the product of the Minimum Volume Commitment multiplied by the number of calendar days in the Calendar Quarter.

“Refined Petroleum Products” means refined petroleum products of a refinery tendered as motor gasoline, aviation fuels, kerosene and diesel fuel.

“Rules Tariff” means the UNEV FERC rules and regulations of the Pipeline Tariffs; as such rules and regulations tariff may be amended or supplemented by UNEV from time to time.

“Salt Lake City Connection Point” shall mean the UNEV terminal located in North Salt Lake City, Utah.

“Year” means the period commencing on the first day of the calendar month following the month in which the Commencement Date occurs and ending at the end of the month twelve calendar months later, and each successive twelve month period thereafter.

2.	Minimum Volume Commitment.

2.1

Minimum Volume Commitment. Except as otherwise provided in this Agreement, Shipper agrees that each Calendar Quarter it will tender for Actual Shipments on the Pipeline, or pay a Deficiency Payment for, at least the Quarterly Minimum Volume Commitment in accordance with the terms and conditions of this Agreement.

2.2

Deficiency Payment. Except as otherwise provided in this Agreement, if Shipper’s Actual Shipments during any Calendar Quarter total less than the Quarterly Minimum Volume Commitment, UNEV shall deliver to Shipper a written notice (the “Deficiency Notice”) that specifies (i) the volume of the deficiency, and (ii) the Deficiency Payment for such Calendar Quarter. The “Deficiency Payment” for any Calendar Quarter means a dollar payment equal to the difference between (A) the product of (1) Quarterly Minimum Volume Commitment, and (2) the applicable Incentive Rate, and (B) the total charges incurred by Shipper for Actual Shipments in such Calendar Quarter. UNEV shall calculate each Deficiency Payment on a Calendar Quarterly basis and shall deliver a Deficiency Notice not later than twenty (20) days following the end of any Calendar Quarter in which Shipper failed to tender its Minimum Volume Commitment. Shipper shall pay the Deficiency Payment to UNEV within ten (10) days of its receipt of the Deficiency Notice related thereto. To the extent that Shipper ships Excess Barrels during any following

Calendar Quarter within the same Year in which the Deficiency Payment is made, such Deficiency Payment shall be treated as a credit toward and applied against billings for those Excess Barrels.

3.	Term.

3.1	Term. The term of this Agreement shall commence on the Commencement Date and shall continue until February 28, 2032 (the “Term”).

3.2	Commencement Date. The commencement date (the “Commencement Date”) shall be March 1, 2023.

3.3

Extended Term. Provided Shipper is not in default of its obligations under this Agreement as of the date of giving notice of extension, Shipper shall have the right to extend the Term of this Agreement for one additional five (5) or ten (10) year term, at the applicable Incentive Rate pursuant to Section 4. Shipper shall exercise such right by giving to UNEV written notice of such exercise by no later than 365 days prior to the last day of the then existing Term. If so exercised, the “Term” shall mean, collectively, the initial Term (as provided in Section 3.1) and any extended term pursuant to this Section 3.3.

4.	Tariff Rates and Billing.

4.1

Incentive Rates. Subject to the provisions of this Section 4, the initial “Incentive Rates” for volumes transported by Shipper on the Pipeline until such Shipper has met its Quarterly Minimum Volume Commitment shall be as set forth in the schedule below:

Origin	Destination	Incentive Rate per barrel	Rate Type
North Salt Lake City, UT	Cedar City, UT	$3.7068	10-Year Contract Rate
North Salt Lake City, UT	Las Vegas, NV	$4.2340

4.2

Non-Incentive Rates. Subject to the provisions of this Section 4, the tariff rate payable for any Excess Barrels shall be the Non-Incentive Rate for uncommitted volumes set forth in the Rate Tariff (the “Non-Incentive Rate”). The initial Non-Incentive Rate for deliveries from the Salt Lake City Connection Point to Cedar City, Utah shall be $4.8399 per barrel and to Las Vegas, Nevada shall be $6.0499 per barrel for Refined Petroleum Products, subject to future rate changes that conform to Applicable Law and to Section 4.5 hereof.

4.3

Adjustments to Incentive Rate. Notwithstanding anything in this Section 4 to the contrary, the initial Incentive Rate set forth in Section 4.1 shall be increased annually as of July 1 of each calendar year beginning the first July 1 following the Commencement Date by any increase in the index promulgated by FERC in accordance with the FERC’s indexing methodology currently set forth at 18 C.F.R. § 342.3, including future amendments or modifications thereof. The initial Incentive Rates set forth in Section 4.1 including any increase pursuant to this Section 4.3, are referred to herein as the “Incentive Rates”. In the event the FERC terminates its indexing methodology during the Term of this Agreement, the Incentive Rates shall continue to be increased annually as of July 1 of each year for the remainder of the Term of this Agreement using the Producer Price Index for Finished Goods (“PPI”) published each year. If, in any year of the Term, there is a decrease in the index promulgated by FERC or the application of the PPI would result in a decrease, the Incentive Rates shall not be reduced, but shall remain the same as the immediately preceding year. Illustrations of the application of the current FERC indexing methodology to the Incentive Rates appear in Attachment B hereto. If the PPI is no longer published, UNEV and Shipper shall negotiate in good faith to agree on a new index that is recognized in the refined product pipeline industry and the same method of adjustment for increases or decreases in the new index shall be used to calculate increases or decreases in the rates hereunder. If UNEV and Shipper are unable to agree, a new index will be determined by binding arbitration, and the same method of adjustment for increases or decreases in the new index shall be used to calculate increases or decreases in the rates hereunder.

4.4

Adjustments to Initial Non-Incentive Rates. Notwithstanding anything in this Section 4 to the contrary, the initial Non-Incentive Rate set forth in Section 4.2 shall be adjusted annually as of July 1 of each calendar year beginning the first July 1 following the Commencement Date in accordance with the index promulgated by FERC in accordance with the FERC’s indexing methodology currently set forth at 18 C.F.R. § 342.3, including future amendments or modifications thereof. The initial Non-Incentive Rate set forth in Section 4.2 including any adjustment pursuant to this Section 4.4, are referred to herein as the “Non-Incentive Rates”. In the event the FERC terminates its indexing methodology during the Term of this Agreement, the Non-Incentive Rates shall continue to be adjusted annually as of July 1 of each year for the remainder of the Term of this Agreement using the PPI published each year. If, in any year of the Term, there is a decrease in the index promulgated by FERC or the application of the PPI would result in a decrease, the Non-Incentive Rates shall not be reduced, but shall remain the same as the immediately preceding year. Illustrations of the application of the current FERC indexing methodology to the Non-Incentive Rates appear in Attachment B hereto.

4.5

Adjustments for Non-Incentive Rates for Third Parties. Subject to the provisions of this Section 4.5, during the initial Term of this Agreement, UNEV agrees not to (a) post, for any service, a Non-Incentive Rate that is equal to or lower than the highest Incentive Rate for the same service, provided that UNEV shall be permitted to introduce new services at rates it determines are acceptable. In the event UNEV is required by any Governmental Authority to reduce the Non-Incentive Rate for any service to a rate that is less than the Incentive Rate for the same, then notwithstanding Section 4.2 hereof, for as long as the reduced Non-Incentive Rate remains in effect, UNEV shall reduce the Incentive Rate for such service to a rate per barrel that is equal to the Non-Incentive Rate for the same service. If the reduced Non-Incentive Rate is later increased pursuant to Applicable Law, the corresponding Incentive Rate will increase to less than the lesser of (a) the then-current Non-Incentive Rate or (b) the applicable Incentive Rate as calculated under Section 4.1 hereof without regard to this Section 4.5.

4.6

Access. At Shipper’s request, UNEV shall provide reasonable access, at Shipper’s cost and under customary terms and conditions and subject to Applicable Law, to Shipper if Shipper desires to make physical connections at the Salt Lake City Connection Point.

4.7

Acceptance of Tariff Rate Changes. Shipper agrees to any tariff rate changes determined in accordance with this Agreement. Shipper agrees not to challenge, or to cause its Affiliates to challenge, or to encourage or recommend to any other Person that it challenge, or voluntarily assist in any way any other Person in challenging, the tariff rates of UNEV relating to the Pipeline that are in effect at any time during the term of this Agreement, so long as such tariff rates are made in accordance with, or do not conflict with the terms of this Agreement.

4.8

Monthly Statement. Each month during the Term of this Agreement, UNEV will deliver a statement (the “Statement”) to Shipper on or before the 20th day of each month setting forth the fees due to UNEV for the services rendered under this Agreement for the prior month calculated as the sum of (a) the Incentive Rate multiplied by the Actual Shipments for such month that equal or are less than the Quarterly Minimum Volume Commitment, plus (b) any amounts due pursuant to Section 2.2 hereof.

4.9

Payment. Shipper will pay UNEV the amount specified on the Statement in the form of immediately available federal funds by wire transfer to the bank account specified on the Statement, or any other mutually agreed upon method, within 10 days after receipt of the Statement (the “Due Date”). Payments of the Non-Incentive Rates shall be made when and in the manner provided in the Pipeline Tariffs.

4.10

Interest on Late Payments. Payments not received by UNEV on or prior to the Due Date will accrue interest at a rate equal to 125% of the prime rate of interest as reported in the Wall Street Journal as of the first of the month in which the charges are due or the maximum finance rate allowed by Applicable Law, whichever is less.

5.	[Intentionally omitted]

6.	Services; Rules and Regulations.

6.1

Services. The services provided by UNEV pursuant to this Agreement shall consist of Refined Petroleum Product transportation services from the Salt Lake City Connection Point, to the Cedar City Terminal and the Las Vegas Terminal.

6.2

Rules and Regulations. Shipper shall comply with the terms of UNEV’s Public Tariff, Rules Tariff, Rules Tariff and/or Intrastate Rate Notice, as applicable. UNEV reserves the right to modify, amend, or change the Pipeline Tariffs at any time in its sole discretion.

6.3	Line Fill. Shipper shall provide its pro rata share of line fill as required by the Pipeline Tariffs.

6.4	Tank Bottoms. Shipper shall provide its pro rata share of total combined tank bottoms of both Cedar City and Las Vegas Terminals.

7.	Apportionment.

7.1

Prorationing Pursuant to Pipeline Tariffs. Notwithstanding any other provision of this Agreement, to the extent permitted by Applicable Laws, the terms of the prorationing provisions of the Pipeline Tariffs shall not apply to Shipper’s Actual Shipments up to the amount of the Minimum Volume Commitment under this Agreement.

7.2

Effect of Prorationing on Deficiency Payment. If, in any Calendar Quarter, the Available Capacity apportioned to Shipper in accordance with the Rules Tariff is less than the Quarterly Minimum Volume Commitment for that Calendar Quarter and, as a result, Shipper’s Actual Shipments are less than its Quarterly Minimum Volume Commitment for that Calendar Quarter, then Shipper shall not be required to pay the Deficiency Payment for barrels that were unable to be transported due to such apportionment.

8.	[Intentionally omitted].

9.	Duty to Support.

In connection with the initial construction and operational start-up of the Pipeline, Shipper hereby agrees (a) to take all such actions and do all such things as UNEV shall reasonably request at UNEV’s expense in connection with its applications for, and the processing of, necessary certificates, approvals and authorizations of FERC and other Governmental Authorities, and (b) not to take any action that is designed to or may delay review or approval of the applications to FERC or any other Governmental Authorities or indicate a lack of support for the Pipeline. Shipper shall not challenge any tariff filing during the Term.

10.	Indemnification

10.1

Indemnification by Shipper. To the extent permitted by Applicable Law and this Agreement, Shipper agrees to defend, hold harmless and indemnify UNEV and its Affiliates and their respective members, managers, directors, officers, employees, agents and other representatives (the “UNEV Indemnified Parties”), from and against all liabilities, losses, damages, claims (including claims for contribution and/or indemnity), suits, penalties, fines, judgments, costs and expenses (including reasonable attorneys’ fees and other costs of litigation) (collectively, “Losses”), resulting from, associated with or arising out of (i) Shipper’s failure to comply with Applicable Laws, (ii) bodily injury or death of any Person, including, without limitation, Shipper’s and UNEV’s employees, agents and representatives, (iii) damage to natural resources or to property of any nature, including without limitation, that involving the products and other property of Shipper, third party shippers, the Pipeline and other property of UNEV, or (iv) discharges, spills or leaks of products; but in each case except to the extent caused by the negligence, gross negligence or wilful acts or omissions of any of the UNEV Indemnified Parties.

10.2

Indemnification by UNEV. To the extent permitted by Applicable Law and this Agreement, UNEV agrees to defend, hold harmless and indemnify Shipper and its Affiliates and their respective members, managers, directors, officers, employees, agents and other representatives (the “Shipper Indemnified Parties”), from and against Losses resulting from, associated with or arising out of (i) UNEV’s failure to comply with Applicable Laws, (ii) bodily injury or death of any Person, including, without limitation, Shipper’s and UNEV’s employees, agents and representatives, (iii) damage to natural resources or to property of any nature, including without limitation, that involving the products and other property of Shipper, third party shippers, the Pipeline and other property of UNEV, or (iv) discharges, spills or leaks of products; but in each case except to the extent caused by the negligence, gross negligence or wilful acts or omissions of any of the Shipper Indemnified Parties.

11.	Limitations on Liability.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NEITHER PARTY SHALL BE LIABLE OR RESPONSIBLE TO THE OTHER PARTY HERETO OR SUCH OTHER PARTY’S AFFILIATED ENTITIES FOR ANY CONSEQUENTIAL, INCIDENTAL, OR PUNITIVE DAMAGES, OR FOR LOSS OF PROFITS OR REVENUES (COLLECTIVELY REFERRED TO AS “SPECIAL DAMAGES”) INCURRED BY SUCH PARTY OR ITS AFFILIATED ENTITIES THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT, REGARDLESS OF WHETHER SUCH CLAIM ARISES UNDER OR RESULTS FROM CONTRACT, TORT OR STRICT LIABILITY; PROVIDED THAT THE FOREGOING LIMITATION IS NOT INTENDED AND SHALL NOT AFFECT SPECIAL DAMAGES IMPOSED IN FAVOR OF PERSONS THAT ARE NOT PARTIES TO THIS AGREEMENT. THIS LIMITATION ON LIABILITY DOES NOT APPLY TO PAYMENTS REQUIRED TO BE MADE BY SHIPPER PURSUANT TO THIS AGREEMENT.

12.	Force Majeure.

12.1

Force Majeure. UNEV shall be relieved from liability hereunder for delay or failure to receive, transport or deliver product hereunder for the time and to the extent such delay or failure is occasioned by reason of Force Majeure and, such obligations of UNEV, insofar as they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as practicable be remedied with all reasonable dispatch. UNEV shall promptly notify Shipper in writing of any Force Majeure event under this Section 12.1, and shall provide a non-binding, written estimate of the anticipated duration of the Force Majeure event.

12.2

Effect of Force Majeure on Deficiency Payments. The obligation of Shipper to make accrued and due Deficiency Payments hereunder shall not be suspended as a result of Force Majeure affecting UNEV; provided, however, that Shipper’s obligation for ongoing Deficiency Payments shall be suspended during the continuance of a Force Majeure event. The Term of this Agreement shall be extended by the amount of time Deficiency Payments are suspended due to a Force Majeure event. If the Force Majeure event shall have continued for a period of one hundred and eighty (180) days, then either Party may, at its option, elect to terminate this Agreement by written notice to the other Party given prior to the cessation of the Force Majeure event. If either Party shall terminate this Agreement pursuant to the immediately preceding sentence, Shipper shall not incur any further Deficiency Payment obligations on or after the effective date of the termination.

13.	Common Carrier; Compliance with Laws.

13.1

Common Carrier. It is understood that the Pipeline and related facilities will be operated as common carrier property, and Shipper’s rights hereunder shall be subject to all Applicable Laws related to common carrier pipelines. The terms and provisions of the Rules Tariff and the Rate Tariff shall apply to the transportation services provided hereunder.

13.2

Compliance with Laws. Both Parties shall, in carrying out the terms and provisions hereof, abide by all present and future Applicable Laws of any Governmental Authorities having jurisdiction. This Agreement shall be governed and construed according to the laws of the State of Utah, without regard to principles of conflict of laws that, if applied, might require the application of the laws of another jurisdiction.

13.3

Severability. If any part of this Agreement is found invalid by a court of competent jurisdiction or is in conflict with any such valid and applicable law, statute, regulation, order, or rule, the Parties shall negotiate in good faith to appropriately amend this Agreement so that the revised Agreement validly accomplishes as nearly as possible the terms and conditions that existed under this Agreement upon the date of execution or most recent amendment.

13.4

Compliance with Governmental Directives Regarding Facilities. In the event, at any time after the Effective Date of this Agreement, any Governmental Authority, pursuant to an industry wide order or directive, shall require the installation of facilities or fixtures, or require changes in UNEV’s normal operating procedures, UNEV shall notify Shipper of the necessity and cost of such installation of facilities or fixtures, or changes in operating procedures, and UNEV and Shipper shall work, in good faith, to provide for such installation of facilities or fixtures, or to make such necessary changes to UNEV’s operating procedures, and to adjust the consideration hereunder to reflect UNEV’s additional costs of compliance. In the event Shipper or UNEV decides that such increase in costs or change in operating procedure is excessive, either party may, upon sixty (60) days written notice, cancel those portions of the Agreement which are affected. Shipper expressly relieves UNEV of any and all obligations hereunder to provide facilities and/or services when such facilities and/or services are contrary to any Applicable Law or determination by any Governmental Authority with jurisdiction.

13.5

Compliance with Governmental Directives Regarding Operations. In addition, if at any time after the Effective Date of this Agreement, any Governmental Authority shall require the installation of facilities or fixtures, or require changes in UNEV’s normal operating procedures relating solely to facilities used exclusively by Shipper and other third parties, and in the event that UNEV decides that such increases in costs or changes in operating procedure is onerous or prohibitive, and UNEV decides to sell or close the facilities, UNEV may terminate this entire Agreement by giving Shipper sixty (60) days written notice.

14.	Shipper’s Credit Rating.

14.1

Minimum Financial Condition. At all times during the Term of this Agreement, Shipper shall ensure that there is no Material Adverse Change (as defined below). As used herein, the term “Material Adverse Change” means a material adverse change in (a) the condition (financial or otherwise), business, performance, operations or properties of Shipper or any Guarantor hereunder; (b) the legality, validity or enforceability of this Agreement; or (c) the ability of Shipper to meet its obligations under this Agreement. In the event of an event that causes or could reasonably be expected to cause a Material Adverse Change (a “Material Adverse Event”), Shipper shall promptly advise UNEV in detail in writing of such occurrence. Within ten (10) days after the occurrence of a Material Adverse Event and demand by UNEV, Shipper shall provide UNEV adequate assurances of Shipper’s financial ability and commitment to perform its obligations under this Agreement. Such adequate assurances shall, at UNEV’S request, include, but not be limited to, requiring Shipper to deliver to UNEV and maintain in place a guarantee for the amount and term of the Quarterly Minimum Volume Commitment hereunder in favor of UNEV, in form and substance acceptable to UNEV in its sole discretion, from a guarantor that maintains credit ratings that are no lower than any of the minimum credit ratings set forth below or such other credit ratings as may be acceptable to UNEV in its sole discretion (the “Shipper Financial Guarantee”):

Agency	Minimum Credit Rating
Moody’s Investor Services	Baa3
Standard & Poor’s	BBB-
Dominion Bond Rating Service	BBB(low)

14.2

Credit Enhancement. In addition to the foregoing, upon the occurrence of a Material Adverse Event, then Shipper shall, within seven (7) days after the date of the Material Adverse Event and UNEV’s written demand, provide to UNEV a letter of credit or other credit enhancement from a bank, financial institution or other third party acceptable to UNEV in its sole discretion. Such letter of credit or other credit enhancement shall be for a principal amount that is equal to the Shipper’s total then current Minimum Volume Commitment for the twelve (12) month period commencing on the date of such letter of credit or other credit enhancement and shall otherwise be on terms and conditions acceptable to UNEV in its sole discretion.

15.	Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, provided that this Agreement shall not be assigned by either Party without the prior written consent of the other, which consent shall not be unreasonably withheld, unless, however, the assignment is to an Affiliated Entity, or if the assignment is by UNEV to Holly Energy Partners – Operating L.P. (“HEP”) or any Affiliated Entity of HEP, in which case consent is not required. In the case of any assignment by Shipper, Shipper shall remain liable for all of its obligations hereunder, including payment of any portion of any Deficiency Payment which is due and not paid by Shipper’s assignee in accordance with the terms of this Agreement.

16.	Enforceable Right.

It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or a successor or permitted assign of a Party hereto.

17.	Entire Agreement.

This Agreement expresses the entire agreement of the Parties with respect to its subject matter, and all prior or contemporaneous agreements or negotiations are hereby superseded. This Agreement may be modified or amended only by a writing executed by the Parties.

18.	Independent Contractor Status.

Should either Party perform work for the other pursuant to this Agreement, it shall perform such work as an independent contractor and shall not be deemed to be an agent or employee of the other.

19.	Headings.

The headings in this Agreement are for the purpose of reference only and shall not limit or define the meaning hereof.

20.	No Jury Trial.

EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

21.	Waiver.

The failure of either Party to pursue any remedy resulting from a breach of this Agreement by the other Party shall not be construed as a waiver of that breach or of any subsequent or other breach of this Agreement.

22.	Notices.

Any notice, consent or other communication required or permitted to be given hereunder shall be in writing and shall be given to such party at its address or facsimile number set forth below and shall be deemed given when delivered personally or sent by confirmed facsimile or overnight mail service, postage prepaid:

If to UNEV:

UNEV Pipeline, LLC

2828 North Harwood Street, Suite 1300

Dallas, Texas 75201

Attention: President

Fax No.: 214-871-3560

If to Shipper:

HF Sinclair Refining & Marketing LLC

2828 North Harwood Street, Suite 1300

Dallas, Texas 75201

Attention: President

Fax No.: 214-871-3560

A Party may change its address for notices and communications by notice to the other Party in the manner provided for in this Section 22.

23.	Construction.

23.1

Interpretation. Unless otherwise expressly specified herein, (i) defined terms in the singular shall also include the plural and vice versa, (ii) the words “hereof”, “herein”, “hereunder” and other similar words refer to this Agreement as a whole, (iii) Section and Attachment references in this Agreement are to Sections of or Attachments to this Agreement, (iv) words of any gender (masculine, feminine, neuter) mean and include correlative words of the other genders; and (v) the word, “including” means “including without limitation”.

23.2	Captions. The captions in this Agreement are for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

24.	Subcontract.

Should Shipper desire to subcontract this Agreement to a third party (“Replacement Shipper”), Shipper must notify UNEV in writing thirty (30) days prior to the proposed start of the subcontract. The subcontract must be approved by UNEV, which approval shall not be unreasonably withheld. Unless otherwise agreed to in writing between Shipper and UNEV, and between Replacement Shipper and UNEV, Shipper will remain liable for all terms and conditions of this Agreement through the unexpired term. If a Replacement Shipper’s subcontract is terminated prior to the unexpired term of Shipper’s Agreement, Shipper will continue to be liable for all terms and conditions of this Agreement through the unexpired Term of this Agreement.

25.	Conflicts of Interest.

Except as otherwise expressly provided herein, no director, employee or agent of party, its subcontractors or vendors, shall give or receive from any director, employee or agent of the other party or any affiliate any commission, fee, rebate, gift or entertainment of significant cost or value in connection with this Agreement. In addition, no director, employee or agent of party, its subcontractors or vendors, shall enter into any business arrangement with any director, employee or agent of the other party or any affiliate who is not acting as a representative of such party or its affiliate without prior written notification thereof.

26.	Confidentiality.

The Parties hereto understand and agree that the execution of this Agreement and communications between the Parties regarding this Agreement (collectively, “Confidential Information”) are confidential as between the Parties hereto, and shall not, without prior written consent by the Parties, be disclosed to any unaffiliated third party, corporation or entity, except as may be required by Applicable Law, as evidence in any dispute resolution proceeding. Both parties to this Agreement agree to use all such Confidential Information solely for the performance of this Agreement and to hold all such information in confidence and not to disclose same to any third party without the prior written consent of the other party unless required by Applicable Law. In the event that either Shipper or UNEV is requested or required pursuant to any judicial, administrative or arbitration order, ruling or decision to disclose any Confidential Information, it shall provide the other prompt notice of such request(s) so that an appropriate protective order may be sought and/or waiver of compliance with this provision of the Agreement granted. It is understood that the Party requesting a protective order shall bear all costs related thereto. The obligations of the Parties as set forth in this Section shall survive the termination or expiration of this Agreement for a period of two (2) years. The Party making disclosure will endeavor to notify the other Party in advance of such disclosure. Nothing in this confidentiality provision will preclude the use of this Agreement by any Party hereto to obtain financing.

27.	Default

Failure of either party to promptly perform any obligation arising under this Agreement shall constitute default. Upon default by either party, the other party shall notify the party in default of the particulars of such default and the party in default shall have fifteen (15) days from the date of such notice to remedy the default or if such default by its nature cannot be cured within 15 days, the defaulting party shall commence cure within that same 15 day period and thereafter diligently prosecute cure to completion. In the event of default which the Party in default does not remedy or commence to cure within 15 days, the other Party shall have the right to pursue its remedies at law or in equity including the option to terminate this Agreement upon written notice to the Party in default.

[Signature page follows]

IN WITNESS THEREOF, this Agreement is executed on the dates set forth below the respective execution lines, but effective as of the Effective Date.

HF SINCLAIR REFINING & MARKETING LLC

By:	/s/ Timothy Go
Name:	Timothy Go
Title:	President and Chief Operating Officer
Date	Feb. 23, 2023

UNEV PIPELINE, LLC

By:	/s/ Michael C. Jennings
Name:	Michael C. Jennings
Title:	Chief Executive Officer and President
Date	Feb. 23, 2023

Attachment A

MINIMUM VOLUME COMMITMENT

1.	Shipper: HF SINCLAIR REFINING & MARKETING LLC

2.	Shipper’s Minimum Volume Commitment:

Origin	Destination	Shipper’s Minimum Volume Commitment (bpd)
North Salt Lake City, UT	Cedar City, UT	3,500
North Salt Lake City, UT	Las Vegas, NV	18,500

3.	Shipper’s Contact Information:

HF SINCLAIR REFINING & MARKETING LLC

2828 North Harwood Street, Suite 1300

Dallas, Texas 75201

Attention: President

Attachment B

An illustration of FERC indexing methodology to the Pipeline Tariffs

A.	Non-Incentive Rates will change annually effective July 1 as follows:

Prior Year Non-Incentive Rate x (FERC Index*) = New Non-Incentive Rate

For Example, if the Prior Year Non-Incentive Tariff Rate is $3.36/barrel and the FERC Index equals 1.061485, the New Non-Incentive Rate would be calculated as:

$3.36/barrel x (1.061485) = $3.56659/barrel

If the FERC Index in the above example equals 0.993808, the New Non-Incentive Rate would be calculated as:

$3.36/barrel x (0.993808) = $3.33919/barrel

B.	Incentive Rates may change annually effective July 1 as follows:

Prior Year Incentive Rate x (FERC Index) = New Incentive Rate, but only where the FERC Index is greater than one.

For Example, if the Prior Year Incentive Tariff Rate is $2.415 / barrel and the FERC Index equals 1.061485, the New Incentive Rate would be calculated as:

$2.415/barrel x (1.061485) = $2.56349/barrel

However, if the FERC Index was less than 1, the Incentive Rate would not change. Accordingly, if in the example above, the FERC Index equals 0.993808, the Incentive Rate would remain $2.415/barrel.

*

FERC Index = any increase or decrease in the index promulgated by FERC in accordance with the FERC’s indexing methodology currently set forth at 18 C.F.R. §342.3, including future amendments or modifications thereof.